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Page 1 of 7 Pages
---------------                                                               -------------------
FORM 3                                                                        OMB Approval
            UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB Number:3235-0104
                        Washington, D.C. 20549                                Expires: September 3
0, 1998
         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              Estimated average
                                                                              burden hours per
                                                                              response 0.5
                                                                              -------------------

Filed  pursuant  to  Section  16(a)  of the  Securities Exchange  Act of 1934, Section 17(a)
                   of the  Public  Type  Utility  Responses) Holding Company Act of
                     935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-----------------------        ----------------------  -----------------------------------
1.Name and Address of          2. Date of Event        4. Issuer Name and Ticker or Trading Symbol
  Reporting Person*               Requiring Statement     ELECTRONICS BOUTIQUE HOLDINGS CORP.
  Earley   John     F.A.(1)       (Month/Day/Year)        (ELBO)
  (Last)   (First)  (Middle)      7-23-98

  1345 Enterprise Drive        3. I.R.S.Identifica-  5. Relationship of Reporting Person(s) to Issuer 6. If Amendment, Date of
          (Street)                tion Number of                     (Check all applicable)              Original(Month/Day/Year)
                                  Reporting Person      ___ Director       _X_ 10% Owner
                                  (voluntary)           ___ Officer (give  ___ Other (specify         7. Individual or Joint/Group
  West Chester  PA      19380                                                                            Filing (Check Applicable
  (City)        (State) (Zip)                                                                                    Line)
                                                                                                         ___Form filed by One Repor-
                                                                                                            ting Person
                                                                                                         _X_Form filed by More than
                                         TABLE 1 - NON DERIVATIVE SECURITIES BENEFICIALLY OWNED             One Reporting Person

----------------------       -----------------------     --------------    --------------------
1.Title of Security          2. Amount of Securities     3. Ownership      4. Nature of Indirect Beneficial Ownership
  (Instr. 4)                    Beneficially Owned          Form: Direct      (Instr. 5)
                                (Instr. 4)                  (D) or Indirect
                                                            (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    13                           D                By Susan Y. Kim Trust(2)
per share
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    13                           D                By David D. Kim Trust(2)
per share
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    13                           D                By John T. Kim Trust(2)
per share
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    13                           I                By David D. Kim as
per share                                                                     beneficiary of David D.
                                                                              Kim Trust(2)
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    13                           I                By John T. Kim as
per share                                                                     beneficiary of John T.
                                                                              Kim Trust(2)
--------------------------------------------------------------------------------------------------------------------
No securities owned by John F.
A. Earley
--------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  reporting  person,  see  Instruction 5(b)(v).

                                                                                             (Over)
Potential persons who are to respond to the collection of information contained in this form are not required   SEC 1473 (7-97)
to respond unless the form displays a currently valid OMB control number.

                                            Page 1 of 7 Pages

FORM 3 (continued)

           TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                         CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------

1.Title of Derivative Security 2.Date Exer-   3. Title and Amount of Securities Underlying 4.Conver-  5.Owner  6.Nature of Indirect
  (Instr. 4)                     cisable and     Derivative Security                         sion or    ship     Benefical Ownership
                                 Expiration      (Instr. 4)                                  Exercise   Form of  (Instr. 5)
                                 Date                                                        Price of   Deriv-
                                 (Month/Day/Year)                                            Deri-      ative
                                                                                             vative     Security:
                                 Date     Expira-                                 Amount     Security   Direct
                                 Exer-    tion               Title                or                    (D) or
                                 cisable  Date                                    Number                Indirect
                                                                                  of                    (I)
                                                                                  Shares                (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:





(1) As Co-Trustee on behalf of the Susan Y. Kim Trust of 12/31/87,  the David D.
    Kim Trust of 12/31/87 and the John T. Kim Trust of 12/31/87.

(2) EB Nevada,  Inc. is the beneficial owner of 13,919,100 shares of the issuer.
    EB Nevada,  Inc. is a wholly-owned  subsidiary of The Electronics  Boutique,
    Inc., all of the outstanding capital stock of which is owned by James J. Kim and Agnes C. Kim (the parents of Susan Y. Kim, John T. Kim and David D. Kim) and the Kim Trusts, which are the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of
    December  31,  1987.  Each of the Kim Trusts has in common  Susan Y. Kim and
    John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D.
    Kim in the case of the David D. Kim Trust).

    In addition, the trust agreement for each of these trusts authorizes the trustees of the trusts to vote the shares of Common Stock of the issuer held by them, in their discretion, in concert with James Kim's family. Each of the reporting persons disclaims beneficial ownership of the securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended or for any other purpose.

                                                                               /S/MEMMA S. KILGANNON***                July 23, 1998
                                                                               **Signature of Reporting Person

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.

*** As Attorney-in-Fact for John F.A. Earley, in his capacities as listed in footnote 1 above.

    Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                 Page 2 of 7 Pages


 Joint Filer Information

Name of Joint Filer:  John T.  Kim,  as  Co-trustee  of Susan  Y.  Kim
                      Trust of 12/31/87 and Co-trustee and beneficiary of John
                      T. Kim Trust of 12/31/87

Address:              1345 Enterprise Drive
                      West Chester, Pennsylvania 19380

Designated Filer:     John F.A. Earley

Issuer & Ticker
  Symbol: Electronics Boutique Holdings Corp. (ELBO) (NASDAQ National Market System)

Date of Event
Requiring Statement:  July 23, 1998

Signature:            /S/ MEMMA S. KILGANNON
                      As  Attorney-in-Fact for John T. Kim, in his
                      capacities listed above (see attached power of attorney)

                                * * * * * * *

Name of Joint Filer:  David D. Kim, as Co-trustee and beneficiary of David D.
                      Kim Trust of 12/31/87

Address:              1345 Enterprise Drive
                      West Chester, Pennsylvania 19380

Designated Filer:     John F.A. Earley

Issuer & Ticker
 Symbol: Electronics Boutique Holdings Corp. (ELBO) (NASDAQ National Market System)

Date of Event
Requiring Statement:  July 23, 1998


Signature:            /S/ MEMMA S. KILGANNON
                      As Attorney-in-Fact for David D. Kim, in his
                      capacities listed above (see attached power of attorney)

                              Page 3 of 7 Pages

                             POWER OF ATTORNEY

   Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

   (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Electronics Boutique Holdings Corp. (the "Company"), Forms 3, 4, and 5 in accordance with
       Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

   (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and Schedule 13D and 13G and to timely file such form or schedule with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

   (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

   The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

   This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

   IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 23rd day of July, 1998.

                           /S/ JOHN F. A. EARLEY
                              Signature

                           John F. A. Earley
                           Print Name


                          Page 4 of 7 Pages

                                POWER OF ATTORNEY

   Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

   (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Electronics Boutique Holdings Corp. (the "Company"), Forms 3, 4, and 5 in accordance with
       Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

   (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and Schedule 13D and 13G and to timely file such form or schedule with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

   (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

   The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

   This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

   IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 23rd day of July, 1998.


                           /S/JOHN T. KIM
                           Signature

                           John T. Kim
                           Print Name


                         Page 5 of 7 Pages

                                POWER OF ATTORNEY

   Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

   (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Electronics Boutique Holdings Corp. (the "Company"), Forms 3, 4, and 5 in accordance with
       Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

   (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and Schedule 13D and 13G and to timely file such form or schedule with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

   (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

   The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

   This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

   IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 23rd day of July, 1998.

                           /S/DAVID D. KIM
                           Signature

                           David D. Kim
                           Print Name


                          Page 6 of 7 Pages

                                POWER OF ATTORNEY

   Know all by these presents, that the undersigned hereby constitutes and appoints Memma S. Kilgannon the true and lawful attorney-in-fact of the undersigned to:

   (1) execute for and on behalf of the undersigned, in the undersigned's capacity as the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder) of more than five percent or ten percent of one or more of the classes of equity securities issued by Electronics Boutique Holdings Corp. (the "Company"), Forms 3, 4, and 5 in accordance with
       Section 16(a) of the 1934 Act and the rules thereunder or Schedule 13D or 13G in accordance with Section 13(d) and 13(g) of the 1934 Act and the rules thereunder;

   (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, and 5 and Schedule 13D and 13G and to timely file such form or schedule with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

   (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

   The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the 1934 Act or the rules thereunder.

   This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 or Schedule 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

   IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 23rd day of July, 1998.


                           /S/SUSAN Y. KIM
                           Signature

                           Susan Y. Kim
                           Print Name


                          Page 7 of 7 Pages

a:filing